EXHIBIT 99.2


[ERNST & YOUNG LOGO OMITTED]    [] ERNST & YOUNG LLP    [] Phone: (212) 773-3000
                                   5 Times Square          www.ey.com
                                   New York, NY 10036





               REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 Goldman Sachs Mortgage Company

We have examined management's assertion that Goldman Sachs Mortgage Company (the "Company") has complied as of December 31, 2004 and for the period then ended, with its established minimum servicing standards described in the accompanying Management's Assertion on Compliance with Minimum Servicing Standards with respect to Goldman Sachs Auto Loan Trust 2004-1, dated March 28, 2005. Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to issue an opinion on management's assertion about the Company's compliance based on our examination. We did not examine the Huntington National Bank's nor the Ford Motor Credit Company's compliance with those minimum servicing standards that they are responsible for as indicated for "the Servicers" in the accompanying minimum servicing standards. The Huntington National Bank's and the Ford Motor Credit Company's compliance with those minimum servicing standards was examined by other accountants whose reports have been furnished to us, and our opinion, insofar as it relates to the Huntington National Bank's and the Ford Motor Credit Company's compliance, is based solely on the report of such other accountants.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants as adopted by the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with its minimum servicing standards and performing such other procedures as we consider necessary in the circumstances. We believe that our examination and the report of other accountants provide a reasonable basis for our opinion. Our opinion does not provide a legal determination on the Company's compliance with its minimum servicing standards.

In our opinion, based on our examination and the, report of other accountants, management's assertion that the Company complied with the aforementioned minimum servicing standards as of December 31, 2004 and for the period then ended, is fairly stated, in all material respects, based on the criteria set forth in Appendix 1.

                                             /s/ Ernst & Young LLP





New York, New York
March 28,2005


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                                   SCHEDULE A

Class A-1 Asset Backed Notes
Class A-2 Asset Backed Notes
Class A-3 Asset Backed Notes
Class A-4 Asset Backed Notes
Class B Asset Backed Notes
Class C Asset Backed Notes
Class D Asset Backed Notes


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                   Management's Assertion On Compliance With
                      Goldman Sachs Auto Loan Trust 2004-1
                          Minimum Servicing Standards



March 28, 2005

As of and for the year ended December 31, 2004, Goldman Sachs Mortgage Company (the "Company") has complied, in all material respects, with the Company's established minimum servicing standards, as set forth in Appendix I, for servicing the securities in the Goldman Sachs Auto Loan Trust 2004-1, as listed in Schedule A hereto.

By: /s/ JOSEPH MARCONI
   -------------------
Name:
Title:
Company: Goldman Sachs Mortgage Company

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                                   APPENDIX I

                      Goldman Sachs Auto Loan Trust 2004-1
                           Minimum Servicing Standards
                     intended for use in connection with the
                       Annual Accountant's Report ("AAR")

Below are Goldman Sachs Mortgage Company's (the "Company") minimum servicing standards for the Goldman Sachs Auto Loan Trust 2004-1 (the "Issuer"). The Huntington National Bank (the "Bank") and Ford Motor Credit Company ("Ford Credit"), (collectively, the "Servicers"), acts as servicer on behalf of the Issuer and have agreed to comply with the minimum servicing standards.

 GOLDMAN SACHS MORTGAGE COMPANY'S (THE"COMPANY") MINIMUM SERVICING STANDARDS:

 Huntington National Bank (the "Bank")

As of and for the year ended December 31, 2004, The Huntington National Bank has complied, in all material respects, with the Bank's established minimum servicing standards for automobile loans as set forth below. The standards are based on the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS, modified to address the unique characteristics of servicing automobile loans.

 I.  PAYMENTS

     1. The Bank shall ensure that payments shall be deposited into the bank accounts and related bank clearing accounts within two business days of receipt.

     2. The Bank shall ensure that payments made in accordance with the borrower's loan documents shall be posted to the applicable account records within two business days of receipt.

     3. The Bank shall ensure that payments shall be allocated to principal and interest in accordance with the loan documents.

     4. The Bank shall ensure that payments identified as loan payoffs shall be allocated in accordance with the loan documents.

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 II.     DISBURSEMENTS

     1. The Bank shall ensure that disbursements made via wire transfer on behalf of a borrower or investor shall be made only by authorized personnel.

     2. The Bank shall ensure that disbursements made on behalf of the borrower or investor shall be posted within two business days to the account or investor's records maintained by the servicing entity.

     3. The Bank shall ensure that amounts remitted to investors per the servicer's investor reports shall agree with cancelled checks, or other form of payment, or bank statements.

 III.    INVESTOR ACCOUNTING AND REPORTING

     1. The Bank shall ensure that investor reports are sent on a monthly basis listing the total unpaid principal balance and number of loans serviced.

 IV.     DELINQUENCIES

The Bank shall ensure that records documenting collection efforts shall be maintained during the period a loan is in default and shall be updated at least monthly. Such records shall describe the entity's activities in monitoring delinquent loans including, for example, phone calls, letters and payment rescheduling plans in cases where the delinquency is deemed temporary (e.g., illness or unemployment).

 Ford Motor Credit Company ("Ford Credit")

As of and for the year ended December 31, 2004, Ford Credit has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS ("USAP"), to the extent such procedures are applicable.